UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 8, 2007
Motorola, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-7221 (Commission File Number)	36-1115800 (I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois (Address of Principal Executive Offices)	60196 (Zip code)
(847) 576-5000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 8, 2007, the Compensation and Leadership Committee (“Committee”) of the Board of Directors of Motorola, Inc. (“Motorola” or the “Company”), with the concurrence of the independent directors of the Company’s Board of Directors (“Board”), granted to Edward J. Zander, the Company’s Chairman and Chief Executive Officer, performance-based stock options to purchase 800,000 shares of the Company’s common stock under the Company’s Omnibus Incentive Plan of 2006. The options have an option exercise price of $17.70 per share, the closing price for a share of the Company’s common stock on May 8, 2007 as reported for the New York Stock Exchange Composite Transactions in the Wall Street Journal, Midwest edition. The expiration date of the options, subject to certain conditions, is May 8, 2017. The options vest only if and to the extent the closing price of a share of the Company’s common stock meets or exceeds the dollar amount set forth below on at least ten trading days within any thirty consecutive trading days all of which fall within the two years following the date of grant of such award:

Dollar Amount	Options Vested
$22.00 per share	300,000
$25.00 per share	500,000
The preceding summary of Mr. Zander’s performance-based stock option award is qualified in its entirety by reference to the full text of Mr. Zander’s stock option award agreement filed with this report as Exhibit 10.40 and which is incorporated herein.
In addition, on May 8, 2007 the Committee, with the concurrence of the independent directors of the Board, approved conforming changes to Mr. Zander’s employment agreement with the Company dated as of December 15, 2003, as amended, to reflect the special vesting restrictions applicable to this stock option award and any future performance-based equity awards.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits. The following is filed as an Exhibit to this Report.

Exhibit Number	Description

10.40	Motorola, Inc. Award Document for the Motorola Omnibus Incentive Plan of 2006 Terms and Conditions Related To Employee Nonqualified Stock Options Granted to Edward J. Zander on May 8, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTOROLA, INC.
Dated: May 14, 2007	By:	/s/ Ruth A. Fattori
Ruth A. Fattori
Executive Vice President, Human Resources

EXHIBIT INDEX

Exhibit No.	Document

10.40	Motorola, Inc. Award Document for the Motorola Omnibus Incentive Plan of 2006 Terms and Conditions Related To Employee Nonqualified Stock Options Granted to Edward J. Zander on May 8, 2007